EXHIBIT 10.48

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

LONG TERM CASH INCENTIVE PLAN (Revised)

Article I

BACKGROUND AND PURPOSE
1.1.
Purpose of the Plan. The Long Term Cash Incentive Plan is intended to attract, motivate and retain selected Employees and Directors of the Company.
1.2.
Plan Duration. The Plan shall remain in effect in accordance with Section 3.2, below.
Article II

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1.
“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act shall include such section, any rule or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.
2.2.
“Administrator” means, collectively, (a) the Board, (b) a committee of the Board designated in accordance with Section 4.1, or (c) one or more Directors or executive officers of the Company designated by the Board to administer the Plan or specific portions thereof as provided in Section 4.4.
2.3.
“Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
2.4.
“Applicable Law” means the legal requirements relating to the administration of an Award issued pursuant to the Plan, including but not limited to federal and state employment, labor, privacy and securities laws, the Code, and applicable rules and regulations thereunder.
2.5.
“Award” means a Performance Award or Restricted Award, payable or settled in cash.
2.6.
“Award Agreement” means the written agreement or program document between the Company and a Participant setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.
2.7.
“Base Salary” means a Participant’s annual rate of base pay in effect at the Grant Date, unless specified otherwise in a Participant’s Award Agreement.

2.8.
“Beneficiary” means the person or persons entitled to receive any cash amounts due to a Participant in the event of a Participant’s death as provided in Section 8.6.
2.9.
“Board” or “Board of Directors” means the Board of Directors of the Company.
2.10.
“Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (a) commission of, indictment for, or conviction of a felony or crime involving moral turpitude or dishonesty; (b) an act of theft, fraud, embezzlement or misappropriation; (c) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate); (d) willful failure to perform duties on behalf of the Company (or any Affiliate); (e) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business; or (f) participating in a hostile takeover attempt of the Company or an Affiliate.
2.11.
“Change in Control” means the occurrence of any of the following:
(a)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(b)
The following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended;
(c)
The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, as defined under Code Section 409A; or
(d)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
2.12.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.13.
“Committee” means any committee of the Board designated to administer the Plan in accordance with Section 4.1.
2.14.
“Company” means Superior Industries International, Inc., or any successor thereto.
2.15.
“Continuous Service” means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. Continuous Service shall not be considered interrupted in the following cases: (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. No leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If re-employment is approved by the Company but not guaranteed by statute or contract, then such employment shall be considered terminated on the ninety-first (91st) day of such leave. In the event a Participant’s status changes between the positions of Employee and Director after the Participant’s receipt of an Award hereunder, the Participant’s Continuous Service shall not be considered terminated solely as a result of any such changes in status. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Section 409A of the Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treasury Regulations Section 1.409A-1(h).
2.16.
“Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.
2.17.
“Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
2.18.
“Eligible Participant” means an Employee or Director.
2.19.
“Employee” means any individual who is a common-law employee (including a leased employee) of the Company or of an Affiliate.

2.20.
“Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items specified by the Administrator.
2.21.
“Fiscal Year” means a fiscal year of the Company.
2.22.
“Good Reason” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant, to the extent applicable.
2.23.
“Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
2.24.
“Independent Director” means a nonemployee Director who is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the 1934 Act and (ii) “independent” as determined under the applicable rules of the NYSE, as any of these definitions may be modified or supplemented from time to time.
2.25.
“Participant” means an Employee or Director with an outstanding Award under the Plan.
2.26.
“Performance Award” means a target award of cash and/or of Stock Units granted to a Participant that is subject to vesting, which is contingent on the satisfaction of specified performance conditions.
2.27.
“Performance Goal” means the level(s) of performance for a Performance Measure that must be attained for a payment to be made under a Performance Award, and/or to determine the amount of such payment based on the Performance Scale.
2.28.
“Performance Measures” means the following categories (in all cases after taking into account any Excluded Items, as applicable), but including in each case any measure based on such category, which shall include, but not be limited to:
(a)
Basic earnings per common share (or cumulative earnings per share) for the Company on a consolidated basis;
(b)
Diluted earnings per common share for the Company on a consolidated basis;
(c)
Total shareholder return (or relative total shareholder return);
(d)
Net sales;
(e)
Cost of sales;
(f)
Gross profit;

(g)
Operating income;
(h)
Earnings before interest and the provision for income taxes (EBIT);
(i)
Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA);
(j)
Net income;
(k)
Return on equity;
(l)
Return on assets;
(m)
Return on invested capital;
(n)
Return on sales;
(o)
Economic value added, or other measure of profitability that considers the cost of capital employed;
(p)
Free cash flow, or similar measure such as Unlevered Free Cash Flow;
(q)
Net cash provided by operating activities; and
(r)
Net increase (decrease) in cash and cash equivalents; and
(s)
Any other criteria as the Administrator shall determine in its discretion

The Performance Measures described in items (d) through (r) may be measured (i) for the Company on a consolidated basis, (ii) for any one or more Affiliates or divisions of the Company and/or (iii) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection. Further, the Performance Measures shall be determined under U.S. generally accepted accounting principles, unless the Administrator sets forth an alternate definition for a Performance Award.

2.29.
“Performance Period” means a period of fiscal years of the Company or an Affiliate, as applicable, designated in a Participant’s Award Agreement. If not specifically designated, the default Performance Period shall be three fiscal years of the Company.
2.30.
“Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure. The Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.
2.31.
“Plan” means this Superior Industries International, Inc. Long Term Cash Incentive Plan, as set forth in this instrument and as hereafter may be amended or amended and restated from time to time.

2.32.
“Restricted Award” shall mean a dollar-denominated Award that is subject to time-vesting and not Performance Goals.
2.33.
“Restricted Period” shall mean the period of time before all or part of a Restricted Award time-vests.
2.34.
“Retirement” shall mean satisfactory completion of the Company’s guidelines for retirement as specified by the Company’s retirement policy, as may be in effect from time to time.
2.35.
“Stock Unit” shall mean a right to receive a cash payment equal to the value of one share of common stock, par value $0.01 per share, of the Company (“Common Stock”) on the date of settlement of such Stock Unit, but in no event will any Stock Unit be settled in Common Stock.
2.36.
“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
Article III

EFFECTIVE DATE AND TERM
3.1.
Effective Date. The Plan shall become effective on the date approved by the Board (the “Effective Date”).
3.2.
Term. Unless earlier terminated in accordance with Section 10.1, the Plan shall continue in effect until it expires on the fifth (5th) anniversary of the Effective Date (the “Expiration Date”), and no new Awards shall be granted after the Expiration Date. The expiration of the Plan shall not affect the validity of any Award outstanding at the time of expiration, and such outstanding Awards shall continue to be governed by the applicable terms and conditions of the Plan.
Article IV

ADMINISTRATION
4.1.
The Administrator. The Plan shall be administered by a Committee of the Board appointed by the Board (which Committee shall consist of at least two Directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the Directors appointed to serve on the Committee shall be Independent Directors. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee that is otherwise validly made under the Plan. The members of the Committee shall be appointed by and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Benefits Committee of the Board is designated as the Administrator to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes.
4.2.
Action and Interpretation by the Administrator. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons and shall be given the maximum deference permitted by Applicable Law. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Administrator will be liable for any good faith determination, act or omission in connection with the Plan or any Award.
4.3.
Authority of the Administrator. It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to: (a) determine which Eligible Employees and Directors shall be granted Awards; (b) determine the vesting conditions, if any, applicable to Awards and the circumstances under which vesting conditions may be modified, (c) determine the other terms and conditions of the Awards, (d) interpret the Plan, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) interpret, amend or revoke any such rules, and (g) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.
4.4.
Delegation. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more Board members, who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (a) designate Eligible Participants to be recipients of Awards under the Plan, and (b) to determine the number of such Awards to be received by any such Participants. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Benefits Committee regarding the delegated duties and responsibilities and any Awards so granted. The Administrator may also delegate nondiscretionary administrative duties to other parties as it deems appropriate.

Article V

PLAN LIMITS
5.1.
Minimum Vesting Requirements. Awards granted under the Plan shall be subject to a minimum vesting period of one (1) year. Notwithstanding the foregoing, the Administrator may permit continued vesting or acceleration of vesting of an Award, including in the event of a Participant’s death, Disability, or Retirement or cessation of Continuous Service, or the occurrence of a Change in Control.
5.2.
Discretion. The Administrator, at its sole discretion, retains the authority to increase or decrease outstanding Awards (or payments thereunder) under the Plan.
Article VI

RESTRICTED CASH AWARDS
6.1.
Grant of Restricted Awards. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant cash Restricted Awards and/or Stock Units to Eligible Participants in such amounts as the Administrator, in its sole discretion, shall determine, subject to the Limitations in Article 5.
6.2.
Award Agreement. A Restricted Award shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award, as the Administrator, in its sole discretion, shall determine.
6.3.
Payment. Subject to Article IX, unless otherwise set forth in an Award Agreement, cash payments under a Restricted Award shall occur within 2-1/2 months after the Award vesting date.
6.4.
Transferability. Except as provided in this Article 6, Restricted Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Restriction Period.
6.5.
Other Restrictions. Restricted Awards shall be subject to such other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of time vesting and/or performance goals or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter, subject to Section 5.5.
Article VII

PERFORMANCE AWARDS
7.1.
Grant of Performance Awards. The Administrator is authorized to grant any Award under this Plan with performance-based vesting criteria, on such terms and conditions as may be selected by the Administrator. Any Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Administrator shall have the complete discretion to determine the number of Performance Awards and/or Stock Units granted to each Participant, subject to Article 5, and to designate the provisions of such Performance Awards in accordance with Section 7.2. All Performance Awards shall be evidenced by an

Award Agreement or a written program established by the Administrator, pursuant to which Performance Awards are awarded under the Plan. Unless otherwise determined by the Administrator, the number of target Stock Units granted pursuant to a Performance Award shall be determined by dividing the dollar-denominated target Performance Award opportunity determined for a Participant by the average Common Stock closing price on the trailing 20 trading days prior to the start of the Performance Period for such Performance Award, rounding in each case to the nearest whole Stock Unit, and such target Stock Units may be earned from 0% to 200% based on performance pursuant to the terms of such Performance Award. Final Award value based on performance achievement (0% to 200%) and the average Common Stock closing price on the final 20 trading days of the Performance Period.
7.2.
Performance Goals. The Administrator may establish performance goals for Performance Awards which may be based on any criteria selected by the Administrator. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. The time period during which the performance goals or other vesting provisions must be met shall be called the “Performance Period.” If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, subject to Article V, the Administrator may modify such performance goals (or actual levels of achievement regarding such performance goals), in whole or in part, as the Administrator deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Administrator may determine that the performance goals or Performance Period are no longer appropriate and may, subject to Article V, (i) adjust, change or eliminate the performance goals or the applicable Performance Period (or actual levels of achievement regarding such performance goals) as it deems appropriate to make such goals and period (or actual performance) comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Administrator.
7.3.
Payment. Subject to Article IX, unless otherwise set forth in an Award Agreement, payment under a Performance Award shall occur within 2-1/2 months after the Award vesting date.
Article VIII

MISCELLANEOUS
8.1.
Change in Control. Unless otherwise provided in an Award Agreement, in the event of a Change in Control, unless the Award is assumed or substituted by the successor corporation, then (a) all service-based restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control, and (b) the payout level under all Performance Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level. If an Award is assumed or substituted by the successor corporation, then if within two (2) years after the effective date of the Change in Control, a Participant’s Continuous Service is terminated without Cause or the Participant resigns for Good Reason, then as of the date of termination (i) all service-based vesting restrictions applicable to his or her outstanding Awards shall lapse, and (ii) the payout level under all of that Participant’s Performance Awards outstanding immediately prior to the effective time of the Change in Control shall be determined and deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level.
8.2.
No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment at any time, with or without Cause. Unless otherwise provided by written contract, employment with the Company or any of its Affiliates is on an at-will basis only.
8.3.
Compensation Recoupment Policy. The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.
8.4.
Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, after having been selected, to be selected to receive a future Award.
8.5.
Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, sale or disposition of all or substantially all of the business or assets of the Company.
8.6.
Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
8.7.
Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order that relates to the provision of child support, alimony payments or marital property rights and (b) transfer an Award by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family; (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family; (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.
Article IX

SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE
9.1.
General. It is intended that the payments and benefits provided under the Plan and any Award either shall be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
9.2.
Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable, distributable, or effected under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation shall not be payable or distributable to the Participant, and/or such different form of payment shall not be effected, by reason of such circumstance, unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have otherwise applied absent the non-409A-conforming event.
9.3.
Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treasury Regulations Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Administrator or the General Counsel) shall determine which Awards or portions thereof shall be subject to such exemptions.
9.4.
Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Administrator under Treasury Regulations Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (a) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service shall be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (b) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
9.5.
Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treasury Regulations Section 1.409A-2(b)(2)(iii) (or any successor thereto).
9.6.
Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 9.4, (a) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (b) if such 60-day period begins in one (1) calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
9.7.
Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treasury Regulations Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treasury Regulations Section 1.409A-3(j)(4).

Article X

AMENDMENT, SUSPENSION, AND TERMINATION
10.1.
Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Notwithstanding the foregoing, termination of the Plan shall comply with the requirements of Code Section 409A.
Article XI

TAX WITHHOLDING
11.1.
Withholding Requirements. Prior to the delivery of any cash pursuant to an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award.
Article XII

LEGAL CONSTRUCTION
12.1.
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
12.2.
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
12.3.
Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law.
12.4.
Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.
12.5.
Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.
12.6.
Plan Document Controls. All Awards granted pursuant to the Plan, shall be subject to the terms and conditions of the Plan. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.